Exhibit 5.1

ArentFox Schiff LLP 1717 K Street NW Washington, DC 20006

202.857.6000	main
202.857.6395	fax

afslaw.com

March 8, 2023

Intelligent Bio Solutions Inc.

142 West, 57th Street, 11th Floor

New York, NY 10019

Ladies and Gentlemen:

We have acted as counsel to Intelligent Bio Solutions Inc., a Delaware corporation (the “Company”), in connection with filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”) of the Company’s prospectus supplement, dated March 8, 2023 ( the “Prospectus Supplement”), forming part of the registration statement on Form S-3, Registration No. 333-264218 (the “Registration Statement”), initially filed by the Company with the Commission on April 8, 2022, and declared effective on April 20, 2022. The Prospectus Supplement relates to the proposed sale of (i) 569,560 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”) and accompanying warrants to purchase up to 170,868 shares of Common Stock (and the shares of Common Stock issuable from time to time upon exercise of such warrants) (the “Warrants”) and (ii) up to an additional 85,430 Shares and accompanying Warrants to purchase up to 25,629 shares of Common Stock (and the shares of Common Stock issuable from time to time upon exercise of such warrants) for which the underwriters have been granted an over-allotment option. The Shares and Warrants (and the shares of Common Stock issuable from time to time upon exercise of the Warrants) are referred to herein collectively as the “Securities.” The Securities are being sold to the several underwriters named in, and pursuant to an underwriting agreement among the Company and such underwriters (“Underwriting Agreement”).

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the Prospectus Supplement and the prospectus included in the Registration Statement, the Underwriting Agreement, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. The Securities have been duly authorized for issuance by all necessary corporate action by the Company.

2. The Shares, when issued and sold as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

3. Provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers or underwriters, such Warrants, when issued as contemplated in the Registration Statement, will be valid and binding obligations of the Company.

4. The shares of Common Stock issuable pursuant to each of the Warrants, upon payment to the Company of the required consideration, and when issued and sold by the Company and paid for in accordance with the terms of the Warrants, and as described in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

March 8, 2023 Page 2

The opinions set forth above are subject to the following qualifications:

A. The opinion expressed herein with respect to the legality, validity, binding nature and enforceability of the Shares and Warrants is subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect and (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith and fair dealing and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity).

B. The foregoing opinions are limited to the General Corporation Law of Delaware, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of the Company filed on the date hereof and to the reference to us under the caption “Legal Matters” in the Prospectus and under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ ArentFox Schiff, LLP